EXHIBIT 99.1

Nivalis Therapeutics Announces Appointment of Cynthia Smith to

Board of Directors

BOULDER, Colo., November 3, 2016 — Nivalis Therapeutics, Inc. (NASDAQ: NVLS), a clinical stage pharmaceutical company focused on developing innovative solutions for people with cystic fibrosis (CF), today announced that Cynthia Smith, chief commercial officer of ZS Pharma, Inc., a subsidiary of AstraZeneca, has been appointed to the Company’s  Board of Directors.

“We are pleased to welcome Cynthia to the Nivalis Board of Directors,” said Jon Congleton, president and chief executive officer. “Cynthia brings to Nivalis impressive industry experience, corporate leadership and commercialization expertise, which will be extremely valuable as we continue executing against our strategic plans for the cavosonstat clinical development program.”

Ms. Smith has more than 20 years of broad leadership experience within the healthcare industry. Since 2013, Ms. Smith has served as chief commercial officer and a member of the executive team of ZS Pharma, where she led efforts to transition the company from the development stage to a commercial enterprise. ZS Pharma was acquired by AstraZeneca in 2015 for approximately $2.7 billion. Prior to joining ZS Pharma, Ms. Smith served as vice president, market access and commercial development at Affymax, Inc. Ms. Smith also held various senior leadership positions in market access, corporate strategy, government relations and external affairs at Merck & Co. Before beginning her career in the biopharmaceutical industry, Ms. Smith served as a healthcare policy analyst in the White House Office of Management and Budget.

Ms. Smith earned her M.B.A. from the Wharton School of the University of Pennsylvania, and a M.S. in public policy from the Eagleton Institute of Politics at Rutgers University. Ms. Smith received a B.A. from the University of North Carolina at Chapel Hill.

“I am delighted to join the Nivalis team and look forward to contributing my experience and helping to further the Company’s efforts to deliver promising therapeutic options for the cystic fibrosis community,” said Cynthia Smith.

Ms. Smith was introduced to Nivalis Therapeutics through LifeSci Advisors’s Board Placement Initiative (BPI), a program started earlier this year to help life sciences companies diversify their corporate boards.   “LifeSci’s Board Placement initiative expanded Nivalis’ network of highly qualified candidates with the specific expertise we sought to add to our Board” said Jon Congleton.  Ms. Smith is also one of the 20 executives who recently completed the Women In Bio’s Boardroom Ready Program.

About Nivalis Therapeutics, Inc.

Nivalis Therapeutics, Inc. (http://www.nivalis.com) is a clinical-stage pharmaceutical company committed to the discovery, development and commercialization of therapeutics for people with CF. In addition to developing innovative solutions intended to extend and improve the lives of people with CF, Nivalis plans to utilize its proprietary GSNOR inhibitor portfolio to develop therapeutics for other diseases.

About Cavosonstat

Cavosonstat works through a novel mechanism of action called GSNOR inhibition that is presumed to modulate the unstable and defective CFTR protein responsible for CF. GSNOR inhibition restores GSNO levels thereby modifying the chaperones responsible for CFTR protein degradation. This stabilizing effect has been shown to increase and prolong the function of the CFTR chloride channel and increase net chloride secretion in preclinical experiments. Nivalis discovered and owns exclusive rights to cavosonstat in the United States (U.S.) and all other major markets, including U.S. composition of matter patent protection until at least 2031. Cavosonstat was granted Orphan Drug and Fast Track designations by the FDA earlier this year. Nivalis Therapeutics has completed clinical studies with cavosonstat, including a Phase 1a dose-escalation safety study in healthy volunteers, and a Phase 1b safety study in people with CF who have two copies of the F508del-CFTR mutation. In preclinical studies, cavosonstat has been shown to increase the function of F508del-CFTR, the mutant protein that is estimated to be present in approximately 86 percent of people with CF in the United States and Europe.

About Cystic Fibrosis

CF is a life-shortening genetic disease that affects an estimated 70,000 people worldwide, predominantly in the United States and Europe, according to the Cystic Fibrosis Foundation (www.cff.org). CF is characterized by a defect in the chloride channel known as the “cystic fibrosis transmembrane conductance regulator,” or CFTR, and is caused by mutations in the CFTR gene.

Contacts:

Investor Relations

John Graziano

1-646-378-2942

jgraziano@troutgroup.com

Media Relations

Lindsay Rocco

1-862-596-1304

lrocco@elixirhealthpr.com